Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented.



                                                        Three Months Ended            Six Months Ended
                                                        ------------------            ----------------
                                                     June 30,       June 30,       June 30,       June 30,
                                                       2003           2002           2003           2002
                                                       ----           ----           ----           ----
                                                                       (Dollars in thousands)

Earnings before fixed charges:

    Income before income taxes and
       equity in losses of affiliate .......         $22,013        $18,521        $29,245        $38,029

    Interest and other debt expense ........          20,038         19,372         38,827         35,868

    Interest portion of rental expense .....             191            135            385            274
                                                     -------        -------        -------        -------
    Earnings before fixed charges ..........         $42,242        $38,028        $68,457        $74,171
                                                     =======        =======        =======        =======

Fixed charges:

    Interest and other debt expense ........         $20,038        $19,372        $38,827        $35,868

    Interest portion of rental expense .....             191            135            385            274

    Capitalized interest ...................             211            280            786            492
                                                     -------        -------        -------        -------
    Total fixed charges ....................         $20,440        $19,787        $39,998        $36,634
                                                     =======        =======        =======        =======

Ratio of earnings to fixed charges .........            2.07           1.92           1.71           2.02

